Exhibit 99.1

SS Innovations Appoints Milan Rao as Global Chief Operating Officer and Chief Financial Officer

Fort Lauderdale, FL – January 8, 2026 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced the appointment of Milan Rao as the Company’s Global Chief Operating Officer and Chief Financial Officer. The Global Chief Operating Officer role is a newly created position. Mr. Rao will succeed Naveen Kumar Amar as Chief Financial Officer following Mr. Amar’s resignation from the Company for personal reasons. Mr. Rao will be based in the United States and will work closely with the Chairman and executive leadership team during a planned transition period.

Mr. Rao brings to SS Innovations more than three decades of executive leadership experience driving technology-enabled transformation, operational efficiency and growth at leading global companies across industries, including the healthcare sector. During his career, he has developed expertise in managing worldwide operations, cross-functional teams, financial statements and budgets, M&A activities, and capital allocation strategies to scale platforms and deliver profitable growth.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “Milan brings to SS Innovations a commendable track record of building high-performance teams and growing multinational businesses through his hands-on leadership approach. His appointment reflects our commitment to attracting top talent to our executive team as we continue to expand the global footprint of our advanced, cost-effective SSi Mantra surgical robotic system. Milan will play an integral role in defining our growth strategy and delivering on our promise of democratizing robotic surgery for a broader segment of patients in need.”

Mr. Rao added, “I am pleased to begin working with Dr. Srivastava and the SS Innovations leadership team during this transition. SS Innovations has built a compelling and differentiated robotics platform and I look forward to contributing to the Company’s strategic direction, operational readiness and long-term value creation as the organization continues to evolve and scale.”

Most recently, Mr. Rao has been serving as Chief Operating Officer and Chief Revenue Officer of Markets and Markets, a global research and consulting firm. Prior to that, he held senior global leadership roles including President and Global Business Head of Smart Energy Water, a cloud-based SaaS company; President of Wipro Limited, a leading global technology services firm; and President & CEO for India & Emerging markets at GE Healthcare. Earlier in his career, Mr. Rao gained significant financial and capital markets experience through leadership roles at Morgan Stanley and Citibank.

Mr. Rao graduated with a Bachelor of Science degree in Computer Science & Engineering from the Indian Institute of Technology (Banaras Hindu University) Varanasi, where he has been recognized as a Distinguished Alumnus, and a Master of Business Administration degree in Finance & Marketing from the India Institute of Management Calcutta.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of robotic surgical procedures including cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com